Exhibit 99.1

MTS Systems Corporation 14000 Technology Drive Eden Prairie, MN 55344-2290 Telephone 952.937.4000 Fax 952.937.4515

News Release

FOR IMMEDIATE RELEASE December 15, 2014	For more information, contact: Susan Knight, Chief Financial Officer 952.937.4000

MTS Announces the Appointment of John Emholz as Senior Vice President and General Manager of Sensors Business Unit

Eden Prairie, Minnesota, December 15, 2014 — MTS Systems Corporation (NASDAQ: MTSC), a leading global supplier of high-performance test systems and position sensors, today announced that it has named Mr. John V. Emholz as Senior Vice President and General Manager, MTS Sensors, effective January 5, 2015.

Mr. Emholz joins MTS from Danfoss Power Solutions, a global leader in hydraulic systems and components for powering mobile machinery used in agriculture, construction, materials handling, and other specialty equipment, where he has over 20 years of experience, ranging from lean manufacturing and engineering to general management. For the last ten years at Danfoss, John has held global business leadership positions, most recently as Vice President of the Electronics Business Unit.

“We are very pleased to welcome John to MTS as our new Sensors leader,” said Dr. Jeffrey Graves, President and CEO of MTS Systems. “John is a highly accomplished business leader, with specific expertise in mobile hydraulics systems solutions, our fastest growing market for sensors worldwide. With his extensive global experience across Europe, the Americas and Asia, and a strong track record of profitable growth, I am confident that our Sensors business will continue its exciting momentum into the future.”

Mr. Emholz holds a Bachelor of Science degree in Mechanical Engineering from the University of Minnesota, and an MBA from the Carlson School of Business at the University of Minnesota.

About MTS Systems Corporation

MTS Systems Corporation’s testing hardware, software and services solutions help customers accelerate and improve their design, development, and manufacturing processes and are used for determining the mechanical behavior of materials, products, and structures. MTS’ high-performance position sensors provide controls for a variety of industrial and vehicular applications. MTS had 2,180 employees at September 27, 2014 and revenue of $564 million for the fiscal year ended September 27, 2014. Additional information on MTS can be found at www.mts.com.

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